EXHIBIT 99.1

Old Line Bancshares, Inc. and Regal Bancorp, Inc. Announce Execution of Merger Agreement

BOWIE, Md., Aug. 5, 2015 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (NASDAQ:OLBK), the parent company of Old Line Bank, and Regal Bancorp, Inc. (PINX:RGBM), the parent company of Regal Bank & Trust, today jointly announced the execution of a definitive merger agreement (the "Merger Agreement") that provides for the acquisition of Regal Bancorp by Old Line Bancshares for approximately $5.6 million, or approximately $12.68 per share of common stock, in cash and stock (the "aggregate consideration"), plus approximately $1.0 million in cash to be paid to the holders of Regal Bancorp preferred stock.

Pursuant to the terms of the Merger Agreement, Regal Bancorp, with assets of $133.7 million and three banking locations, will be merged with and into Old Line Bancshares, an institution with $1.3 billion in assets and 19 banking locations, with Old Line Bancshares surviving the merger (the "Merger"). Immediately after the Merger, Regal Bank & Trust will merge with and into Old Line Bank, with Old Line Bank being the surviving bank. The Merger, anticipated to close in the fourth quarter of 2015 or the first quarter of 2016, will be Old Line Bancshares' third since 2010. The merger is expected to be accretive to its earnings, including merger expenses, within the first year, with a payback period of about half a year.

Craig E. Clark, Chairman of the Board of Directors of Old Line Bancshares, Inc., said, "The combination of Old Line and Regal will create the third-largest independent commercial bank based in Maryland, with assets of more than $1.4 billion and, with 22 full service branches serving seven counties; the combined bank will have the second-most banking locations in Maryland of all independent Maryland-based commercial banks. We believe this transaction will benefit both entities' customers, depositors and stockholders."

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, said, "We are extremely pleased to be joining with Regal Bancorp, an organization that shares our community banking vision, and believe the acquisition is a great opportunity to generate increased earnings and to increase returns for the stockholders of both entities, and to enter new markets in Baltimore and Carroll Counties."

G. Bradley Sanner, President and Chief Executive Officer of Regal Bancorp, stated, "We are very pleased to join the Old Line Bank organization. Old Line has distinguished itself in the creation of shareholder value, excellent customer service, and strong commitment to the communities it serves. This transaction will provide outstanding value to our shareholders. Our customers and clients will benefit greatly from a wider range of products and services offered by Old Line, while still maintaining the community bank atmosphere so highly valued by those we serve."

Under the terms of the Merger Agreement, Old Line Bancshares will acquire each of the outstanding shares of Regal Bancorp common stock for either 0.7718 shares of Old Line Bancshares common stock or cash consideration of $12.68 per share, and the outstanding shares of Regal Bancorp preferred stock for cash consideration of $2.00 per share. At least half of Regal Bancorp's outstanding shares of common stock will be exchanged for shares of Old Line Bancshares common stock in the Merger and the remainder for cash, depending on the preferences of Regal Bancorp stockholders, subject to any adjustment necessary to ensure that the Merger is considered a tax-free reorganization for tax purposes. Regal Bancorp stockholders will be permitted to elect to receive Old Line Bancshares common stock or cash, or a combination of each, subject to allocation and proration procedures needed to ensure that no more than 50% of the consideration to be paid to the holders of Regal common stock is in the form of cash and any adjustments necessary as described above. The Merger Agreement will be included as an exhibit to Old Line Bancshares' Form 8-K to be filed with the Securities and Exchange Commission (the "SEC") on August 6, 2015.

The Merger Agreement is subject to customary closing conditions, including approval by Regal Bancorp's stockholders and applicable banking regulatory authorities.

Ambassador Financial Group, Inc. acted as financial adviser to Old Line Bancshares and Ober, Kaler, Grimes & Shriver, a Professional Corporation, acted as its legal counsel. Feldman Financial Advisors, Inc. acted as financial advisor and provided the fairness opinion to Regal Bancorp and Kilpatrick Townsend & Stockton LLP acted as its legal counsel.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered trust company with commercial banking powers headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's.  It also targets customers throughout the greater Washington, D.C. metropolitan area.

Regal Bancorp is the parent company of Regal Bank & Trust, a Maryland chartered trust company with commercial banking powers headquartered in Owings Mills, Maryland. Regal Bank & Trust has three branches located in its primary market areas of Baltimore County and Carroll County, Maryland. It targets customers throughout the Baltimore metropolitan area.

Additional Information and Where to Find It

In connection with the Merger, Old Line Bancshares will file with the SEC a registration statement on Form S-4 to register the shares of Old Line Bancshares common stock to be issued to the stockholders of Regal Bancorp. The registration statement will include a proxy statement/prospectus that will be sent to the stockholders of Regal Bancorp seeking their approval of the Merger. In addition, Old Line Bancshares may file other relevant documents concerning the Merger with the SEC.

Stockholders of Regal Bancorp are urged to read the registration statement on Form S-4 and the proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the Merger because they will contain important information about Old Line Bancshares and the Merger. Stockholders of Regal Bancorp may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov or by accessing Old Line Bancshares' website at http://www.oldlinebank.com under "Investor Relations – SEC Filings." The information on these websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings that Old Line Bancshares makes with the SEC. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Regal Bancorp, Inc., 11436 Cronhill Drive, Owings Mills, Maryland 21117, Attention: G. Bradley Sanner (telephone: (443) 334-4700).

Regal Bancorp and its directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of Regal Bancorp in connection with the Merger. Information regarding the interests of these participants and other persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies with respect to the Merger will be set forth in the proxy statement/prospectus when it is filed with the SEC.

Caution Regarding Forward-Looking Statements

The statements in this press release that are not historical facts, in particular the statements with respect to the expected timing of and benefits of the merger between Old Line Bancshares and Regal Bancorp; the parties plans, obligations, expectations and intentions; and when the acquisition of Regal Bancorp will become accretive to Old Line Bancshares, constitute "forward-looking statements" as defined by Federal securities laws. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: (1) the businesses of Regal Bancorp may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected timeframe; (3) revenues following the Merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the Merger; (5) the ability to obtain required regulatory and stockholder approvals; (6) the ability to complete the Merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (7) deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally; (8) continued increases in the unemployment rate in our target markets changes in interest rates; (9) changes in laws, regulations, policies and guidelines impacting our ability to collect on outstanding loans or otherwise negatively impact our business; and (10) other risk factors detailed from time to time in filings made by Old Line Bancshares with the SEC. Forward-looking statements speak only as of the date they are made. Old Line Bancshares will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACT:  OLD LINE BANCSHARES, INC.
          JAMES W. CORNELSEN
          PRESIDENT AND CHIEF EXECUTIVE OFFICER
          (301) 430-2500

          REGAL BANCORP, INC.
          G. BRADLEY SANNER
          PRESIDENT AND CHIEF EXECUTIVE OFFICER
          (443) 334-4700